SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549



                                   Form 8-K

                                Current Report

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): March 25, 1999


                          Netsmart Technologies, Inc.
            (Exact name of Registrant as Specified in its Charter)

    Delaware                          0-21177                    13-3680154
(State or other jurisdiction        (Commission                 (IRS Employer
    of incorporation                 File No.)               Identification No.)


                   146 Nassau Avenue, Islip, New York 11751
                    (Address of Principal Executive Office)

     Registrant's telephone number, including area code:  (516) 968-2000.





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Item 5.  Other Events.

        On March 25, 1999, the Registrant entered into an agreement with Consolidated Technology Group Ltd. ("Consolidated"), SIS Capital Corp., a wholly-owned subsidiary of Consolidated ("SISC"), a group of purchasers, consisting principally of the Registrant's management and directors. Pursuant to the agreement, the purchasers are to buy from SISC, in a private sale, an aggregate of 496,312 shares of the Registrant's common stock owned by SISC for an aggregate purchase price of $1,000,000. The purchase of the shares will be made in two installments. The agreement also gives the purchasers the right to buy up to between 296,312 and 496,312 additional shares of the Registrant's common stock from SISC at the same purchase price per share, which is $2.015 per share.

        In addition, Consolidated agreed to transfer to the Registrant shares of the Registrant's preferred stock (including the right to receive dividends thereon) and warrants to purchase shares of the Registrant's common stock, for which the Registrant will issue 100,000 shares of its common stock to Consolidated

        The purchasers include Messrs. Edward D. Bright, chairman of the board and a director, James L. Conway, president and a director, John F. Philips, vice president - marketing and a director, Gerald O. Koop, chief executive office of the Registrant's subsidiary, Creative Socio-Medics Corp., and a director, Anthony F. Grisanti, chief financial officer, and Joseph G. Sicinski, a director.

        The sale of the shares pursuant to the agreement is subject to certain closing conditions including the delivery to Consolidated of a fairness opinion.

        Consolidated, through SISC, is the Registrant's largest stockholder, owning 992,624 shares, or approximately 35.7%, of the Registrant's common stock. Upon the sale of the 496,312 shares of common stock which the purchasers are committed to purchase and the issuance by the Registrant of the abovementioned 100,000 shares of its common stock to Consolidated, Consolidated will own 596,312 shares, or approximately 20.7% of the Registrant's common stock. To the extent that the purchasers acquire any additional shares, Consolidated's ownership percentage in the Registrant will decrease.

Item 7.  Financial Statements and Exhibits.

        (c)    Exhibits.

        99.1 Agreement dated March 25, 1999, among the Registrant, SIS Capital Corp., Netsmart Technologies, Inc., Anthony Grisanti, as
               representative of the Purchasers, and the Purchasers named therein.



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                                  SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NETSMART TECHNOLOGIES, INC.


                                       By: /S/ James L. Conway
                                           -------------------
Date: March 29, 1999                       James L. Conway, President and CEO